LOAN AGREEMENT

Dated as of June 10, 2025

Between

6008 HOLDINGS LLC,
as Borrower

and

RED OAK CAPITAL ORIGINATIONS, LLC,
as Lender

Loan No. APP-002299

Table of Contents

Page

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of June 10, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "**Agreement**"), between RED OAK CAPITAL ORIGINATIONS, LLC, a Delaware limited liability company, having an address at 5925 Carnegie Blvd. Suite 110, Charlotte, NC 28209 ("**Lender**") and 6008 HOLDINGS LLC, an Illinois limited liability company, having its principal place of business at 1719 S. Clinton, Suite 4, Chicago, IL 60616, Attn: Nick Karounos ("**Borrower**").

Borrower desires to obtain the Loan from Lender. Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents. In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby agree as follows:

ARTICLE 1 – KEY TERMS; DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Key Terms. The Key Terms are incorporated fully into this Agreement and each constitutes a substantive part of this Agreement.

I. KEY TERMS	
"Borrower's Federal Tax Identification Number"	33-4942503.
"First Payment Date"	Means July 1, 2025
"Interest Rate"	Means 11.00% per annum.
"Initial Property Manager"	Means Borrower.
"Loan Amount"	Means $2,054,179.00
"Loan Fee"	Not applicable.
"Maturity Date"	Means May 31, 2026 or such Extended Maturity Date if the extension conditions in Article 2 for such additional period have been satisfied.
"Maximum Management Fee"	Means 6.0% of gross collections.
"Specified REA"	Not applicable.
"Sponsor"	Means Nick Karounos.
"Sponsor Ownership Minimum Percentage"	Means 80%.
"Use of Property"	Means mixed use and other appurtenant and related uses.
II RESERVES AND IMPOUNDS	
"Reserves Schedule"	Means Schedule I to this Agreement.

1.2 Definitions. All capitalized terms contained in this Agreement have the following meanings unless otherwise defined in this Agreement:

"**Affiliate**" means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

"**Affiliated Manager**" means any managing agent of the Property in which any Borrower Party or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

"**Alteration Threshold**" means an amount equal to $100,000.

"**AML Laws**" means 18 U.S.C. §§ 1956 and 1957, as amended, and all other applicable federal anti-money laundering laws and regulations.

"**Approved Accounting Method**" means a method of accounting, consistently applied, as may be reasonably acceptable to Lender.

"**Assignment of Management Agreement**" means a collateral assignment of the Management Agreement among Lender, Borrower and Property Manager, in form and substance acceptable to Lender in its sole discretion, as amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

"**Award**" means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

"**Bankruptcy Code**" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors' rights.

"**Bankruptcy Event**" means the occurrence of any one or more the of the following: (i) Borrower or Affiliated Manager commences any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower or Affiliated Manager makes a general assignment for the benefit of its creditors; (iii) any Restricted Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower or Affiliated Manager under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower's assets; (iv) Borrower or Affiliated Manager files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Restricted Party (or Affiliate thereof) consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (vi) Borrower or Affiliated Manager makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vii) any Restricted Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; (viii) any Restricted Party (or Affiliate thereof) taking any action in furtherance of, in collusion with respect to or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in items (i) through (vii) above; and (ix) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, Sponsor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a "new value" plan or equity contribution.

"**Borrower Party**" and "**Borrower Parties**" means each of Borrower, Sponsor, any Affiliated Manager and Guarantor.

"**Borrower's Principal Place of Business**" means the address set forth in the Introductory paragraph hereto.

"**Business Day**" means a day on which commercial banks are not authorized or required by applicable law to close in New York, New York.

"**Cash Management Provisions**" means the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents (including the CM Agreements (defined in Section 7.2.2 hereof)) related to, in each case, cash management and/or other related matters (including Article 7 hereof).

"**Casualty**" has the meaning set forth in Section 5.2 hereof.

"**Change in Law**" means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"**City Code Case**" means that certain Case Number 22M1 400708 filed by the City of Chicago against the Property and certain other parties thereto.

"**City Code Violations**" means the building code violations set forth the City Code Case.

"**Closing Date**" means the date of the initial funding of the Loan.

"**Condemnation**" means a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

"**Control**" means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise. The terms "**Controlled**" and "**Controlling**" shall have correlative meanings.

"**Creditors Rights Laws**" means any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

"**Debt**" is used in its most comprehensive sense and means any debts, obligations and liabilities of Borrower to Lender, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or

unliquidated, determined or undetermined, and including all obligations arising under any interest rate swap, interest rate collar, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Borrower may enter into at any time with Lender, whether or not Borrower may be liable individually or jointly with others, or whether recovery upon such Debt may subsequently become unenforceable.

"**Debt Service**" means, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder.

"**Default**" means the occurrence of any event hereunder or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

"**Default Rate**" means a rate per annum equal to 5% above the Interest Rate.

"**Disclosure Documents**" means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Secondary Market Transactions..

"**Economic Sanctions Laws**" means (i) the foreign assets control regulations, 31 C.F.R. Chapter V, as amended, and any amending federal legislation or executive order relating thereto and (ii) any other economic sanctions laws or regulations administered or enforced by OFAC, the Department of the Treasury, the Department of State, or any other relevant sanctions authority.

"**Eligible Account**" means a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state-chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

"**Eligible Institution**" means (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least "A-1**+**" (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for 30 days or less) and (ii) the long term unsecured debt obligations of which are rated at least "A+" (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than 30 days), (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time or (c) as reasonably approved by Lender.

"**Environmental Indemnity**" means that certain Environmental Indemnity Agreement executed by Borrower and Guarantor for the benefit of Lender, as amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Environmental Laws**" has the meaning set forth in the Environmental Indemnity.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, restated, replaced or otherwise modified.

"**Excess Cash Flow**" has the meaning set forth in Section 7.3 hereof.

"**Fund Control Agent**" shall mean that company selected and retained by Lender to provide accounting and disbursement functions in connection with disbursements of the Loan or disbursement from the Reserve Accounts.

"**Governmental Authority**" means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

"**Guarantor**" means each party that may now or hereafter guaranty the Loan.

"**Guarantor Control Condition**" means a condition which shall be deemed satisfied to the extent that each Person that Controls (directly or indirectly) Borrower is, in each case, itself a current Guarantor or Controlled (directly or indirectly) by one or more current Guarantors (as distinguished from any prior Guarantor that has been replaced in accordance with the applicable terms and conditions of the Loan Documents).

"**Guaranty**" means each Limited Recourse Guaranty executed by each Guarantor and dated as of the date hereof.

"**Improvements**" has the meaning set forth in the granting clause of the Security Instrument.

"**Indebtedness**" means, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise), including (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

"**Indemnified Parties**" means (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in the Loan, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties' assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

"**Inspection Consultant**" means each inspector or construction consultant selected by Lender in its sole discretion.

"**Interest Accrual Period**" means a period which shall commence on the first day of each calendar month during the term of the Loan and shall end on and include the last day of such calendar month; provided however, the initial Interest Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

"**Interest Rate**" means the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time as determined in accordance with the provisions of Section 2.4 hereof.

"**Investor**" means any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

"**IRS Code**" means the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

"**Land**" has the meaning set forth in the Security Instrument.

"**Late Fee**" means an amount equal to the lesser of (i) 5% of such unpaid sum or (ii) the maximum amount permitted by applicable law.

"**Lease**" has the meaning set forth in the Security Instrument.

"**Legal Requirements**" means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

"**Lien**" means any mortgage, deed of trust, lien, claim, pledge, hypothecation, assignment, security interest, PACE Transaction, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting the Property or any portion thereof or any direct or indirect interest in Borrower.

"**Loan**" means the loan made by Lender to Borrower pursuant to this Agreement.

"**Loan Documents**" means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Pledge Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

"**Loss**" or "**Losses**" means any and all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs and attorneys' fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

"**Management Agreement**" means a management agreement with a Property Manager with respect to the Property which is approved by Lender in writing.

"**Management Pledge Agreement**" shall mean that certain Membership Interests Pledge Agreement dated of even date herewith between each member of Patio Management and Lender, with respect to limited liability company interests in Patio Management.

"**Material Action**" means with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit

of creditors of such Person, or admit in writing such Person's inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

"**Material Adverse Effect**" means a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of any Borrower Party or the Property, (iii) the enforceability, validity, perfection or priority of the Lien of the Security Instrument or the other Loan Documents, or (iv) the ability of any Borrower Party to perform its obligations under the Loan Documents.

"**Maximum Legal Rate**" means the maximum non-usurious interest rate permitted by the law that governs the Loan.

"**Monthly Debt Service Payment Amount**" has the meaning set forth in Section 2.5.2 hereof.

"**Monthly Payment Date**" means the First Payment Date and the first day of every calendar month occurring thereafter.

"**Net Proceeds**" means: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including reasonable attorneys' fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including reasonable attorneys' fees), if any, in collecting such Award.

"**Note**" means that certain Promissory Note of even date herewith in the amount of the Loan Amount made by Borrower in favor of Lender, as amended, restated, replaced, extended, supplemented, severed, split, or otherwise modified from time to time.

"**OFAC**" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"**OFAC Lists**" means (i) the OFAC Specially Designated Nationals and Blocked Persons List, (ii) the OFAC Consolidated Sanctions List and (iii) any other related lists.

"**Organizational Chart**" means the organizational chart attached as Schedule III hereto.

"**Other Charges**" means all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

"**PACE Transaction**" means any property-assessed clean energy loans or similar indebtedness (without regard to the name given to such indebtedness), including if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

"**Patio Lease**" means that certain Lease Agreement between Borrower, as landlord, and Patio Tenant, as tenant, dated on or about even date herewith.

"**Patio Tenant**" means Patio Theater LLC, an Illinois limited liability company

"**Patio Management**" means Patio Management LLC.

"**Patriot Act**" means the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended.

"**Payoff Fees/Costs**" [Reserved/Not Applicable].

"**PCA**" means the property condition report and/or other property condition assessment obtained by Lender in connection with the origination of the Loan.

"**Permits**" means all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of the Property and the conduct of Borrower's business (including all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

"**Permitted Encumbrances**" means collectively, (a) the Lien and security interests created by this Agreement and the other Loan Documents, (b) all title exceptions set forth in the Title Insurance Policy but specifically excluding standard preprinted exceptions, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, other than Liens securing a PACE Transaction, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender's sole discretion.

"**Permitted Investments**" means "permitted investments" as then defined and required by the Rating Agencies, and if rated by S&P, such rating (i.e. one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript.

"**Person**" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

"**Personal Property**" has the meaning set forth in the Security Instrument.

"**Pledge Agreement**" shall mean that certain Membership Interests Pledge Agreement dated of even date herewith between each member of Borrower and Lender, with respect to limited liability company interests in Borrower.

"**Property**" has the meaning set forth in the Security Instrument.

"**Property Document**" shall mean, individually and collectively, each REA.

"**Property Document Event**" means any event which would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender's prior written consent is obtained with respect to the same.]

"**Property Document Provisions**" means the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, any Property Document and/or other related matters (including Sections 9.18 and 11.25 of this Agreement).

"**Property Improvements**" for any period means improvements, replacements and/or alterations to the Property; provided, that, the same are reasonably approved by Lender.

"**Property Improvements Disbursement Conditions**" means the satisfaction of each condition or requirement for the disbursement of funds established or required by Lender in its discretion.

"**Property Manager**" means the Initial Property Manager that manages the Property as of the Closing Date or if subsequently removed or replaced a reputable and experienced professional management organization approved by Lender in writing.

"**Rating Agency or Rating Agencies**" means each of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody's Investor Service, Inc. and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing).

"**REA**" means, individually or collectively (as the context requires), each reciprocal easement or similar agreement affecting the Property including the Specified REA (if any), any amendment, restatement, replacement or other modification thereof, any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.

"**Reasonable**" or "**Reasonably**" wherever used in this Agreement or in the Loan Documents means "commercially reasonable".

"**Receivership**" means receiver appointed in case no. 2022CH0279 pending in Cook County, IL.

"**Rents**" has the meaning set forth in the Security Instrument.

"**Reserve Account Collateral**" means (i) the Reserve Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Reserve Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all "proceeds" (as defined under the UCC as in effect in the State in which the Reserve Accounts are located) of any or all of the foregoing.

"**Reserve Accounts**" [Reserved/Not Applicable].

"**Reserve Funds**" [Reserved/Not Applicable].

"**Restoration**" means, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

"**Restricted Account**" has the meaning set forth in Section 7.1.1 hereof.

"**Restricted Account Agreement**" means (a) that certain Deposit Account Control Agreement among Borrower, Lender and Restricted Account Bank, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof or (b) such other replacement agreement governing a Restricted Account agreed to and entered into by Lender in its sole discretion.

"**Restricted Account Bank**" means Wells Fargo Bank, National Association or such other party as determined by Lender in its sole discretion.

"**Restricted Party**" means Borrower, Sponsor, Guarantor, any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any Affiliated Manager or any non-member manager.

"**Sale or Pledge**" means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

"**Satisfactory Search Results**" means credit searches and other know your customer type searches each in form, scope and substance and from a provider, in each case, reasonably acceptable to Lender.

"**Security Instrument**" means that certain first priority Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as amended, restated, replaced, supplemented or otherwise modified from time to time.

"**State**" means the state in which the Property or any part thereof is located.

"**Survey**" means that certain survey of the Property certified and delivered to Lender in connection with the closing of the Loan.

"**Taxes**" means all taxes, assessments, water rates, sewer rents, and other governmental impositions, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof. In no event shall any PACE Transaction be considered Taxes for purposes of this Agreement.

"**Tenant**" means any Person leasing, subleasing or occupying any portion of the Property under a Lease or other occupancy agreement.

"**Title Insurance Policy**" means that certain American Land Title Association (or any successor thereto) mortgagee title insurance policy issued with respect to the Property and insuring the Lien of the Security Instrument.

"**Trigger Event**" means the occurrence of any Event of Default.

"**Trigger Period**" means a period of time commencing upon any Trigger Event and expiring upon (a) with regard to Trigger Event that is a monetary Event of Default, the cure (if applicable) of such monetary Event of Default and no further defaults or Events of Default for one (1) month following such cure or (b) a non-monetary Event of Default, the cure (if applicable) of such monetary Event of Default. Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Event then exists for any other reason.

"**True Up Payment**" means a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its commercially reasonable discretion.

"**UCC**" or "**Uniform Commercial Code**" means the Uniform Commercial Code as in effect in the State.

"**U.S. Obligations**" means direct full faith and credit obligations of the United States of America not subject to prepayment, call or early redemption.

ARTICLE 2 - GENERAL TERMS

2.1 The Loan; Loan Documents. Subject to the terms and conditions of the Loan Documents, Lender agrees to make the Loan to Borrower in a maximum aggregate principal amount not to exceed the Loan Amount. Amounts repaid with respect to the Loan may not be reborrowed. The Loan shall be evidenced by the Note and this Agreement and secured by the Loan Documents.

2.2 Disbursement to Borrower. On the Closing Date, Lender shall make an advance to Borrower in the amount of the Loan Amount. Except as expressly and specifically set forth herein, Borrower may request and receive only one borrowing hereunder in respect of the Loan.

2.3 Loan Fee. [Reserved]

2.4 Interest Rate.

2.4.1 Except as otherwise provided herein, the unpaid principal amount of the Loan shall accrue interest at the Interest Rate

2.4.2 In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the unpaid principal amount of the Loan shall accrue interest at the Default Rate, calculated from the date the applicable Default occurred without regard to any grace or cure periods contained herein.

2.4.3 Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a 360 day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period immediately prior to such Monthly Payment Date.

2.4.4 No interest rate shall be effective that would result in a rate greater than the Maximum Legal Rate. Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the Maximum Legal Rate will be deemed to be a payment of principal, and the Debt shall be reduced by that amount so that such payments will not be deemed usurious.

2.5 Loan Payments.

2.5.1 Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through and including the last day of the calendar month which precedes the Interest Accrual Period for the First Payment Date.

2.5.2 Commencing on the First Payment Date, and thereafter on each Monthly Payment Date throughout the term of the Loan, Borrower shall make a payment to Lender of interest accruing on the outstanding principal balance of the Debt during the Interest Accrual Period immediately preceding such Monthly Payment Date (each such payment, a "**Monthly Debt Service Payment Amount**"), which payments shall be applied to accrued and unpaid interest.

2.5.3 Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the other Loan Documents.

2.5.4 If any principal, interest or any other sum due under the Loan Documents, is not paid by Borrower within ten days, including the due date, Borrower shall pay a Late Fee to Lender upon demand.

2.5.5 All payments and prepayments under the Loan Documents shall be made to Lender not later than 5:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds and any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day.

2.5.6 Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately following Business Day.

2.5.7 All payments required to be made by Borrower hereunder or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.5.8 If requested by Lender, Borrower shall make all payments to Lender by Automated Clearing House Debit (each an "**ACH Debit**") of immediately available funds from an account maintained by Borrower and designated to Lender in any ACH Debit authorization delivered to Lender. Borrower agrees to execute any and all forms and documentation reasonably necessary from time to time to effectuate the ACH Debits.

2.5.9 Lender shall have the right from time to time, in its sole discretion, upon not less than 30 days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day each month which is not earlier than the first of the calendar month and is not more than 10 days later than the originally scheduled Monthly Payment Date of each calendar month and Lender shall have the option, but not the obligation, to adjust the Interest Accrual Period correspondingly.

2.6 Prepayments.

2.6.1 Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may, at its option prepay the Debt in whole on any date without penalty. As a condition to any voluntary prepayment, the prepayment, notice may not be given to Lender more than 30 days or less than 10 days prior to the prepayment date (or such shorter period of time as may be permitted by Lender in its sole discretion).

2.6.2 On each date on which Lender actually receives a distribution of Net Proceeds, Borrower shall, at Lender's option, prepay the Debt in an amount equal to 100% of such Net Proceeds together with the applicable portion of the Payoff Fees/Costs. Borrower shall make the payments as and to the extent required hereunder. No prepayment premium or penalty (but which shall not be deemed to include the Payoff Fees/Costs, each of which shall be owed as provided for in this Agreement, if applicable) shall be due in connection with any prepayment made pursuant to this Section 2.6.2.

2.6.3 If concurrently with or after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, (i) such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth herein and (ii) Borrower, such purchaser at foreclosure or other Person shall pay the Payoff Fees/Costs, in each case to the extent applicable, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.

2.7 Minimum Interest. [Reserved].

2.8 Exit Fee. [Reserved].

2.9 Extension of the Maturity Date. [Reserved].

2.10 Excess Amounts Funded. It is the intent of the Borrower and Lender that at no time shall any funds funded by Lender pursuant to this Agreement be disbursed, directly or indirectly, to Borrower, including, but not limited to (a) excess proceeds funded by Lender to cover closing and title related fees and costs, and to clear clouds on title (i.e. judgment liens, and municipal liens related to code violations); and b) excess proceeds remaining in any reserves, holdbacks or deposit accounts held by Lender, Lender's agent, or any title company. In the event there are any excess funds as described in this Section, or otherwise, Borrower shall return such excess funds to Lender. In addition, Lender, in its sole and absolute discretion, shall have the right to apply such proceeds in the manner provided in this Agreement, or if this Agreement is silent with respect to such funds, in any manner that Lender elects in its sole and absolute discretion.

2.11 Fund Control Agent. [Reserved]

2.12 Inspection Consultant. [Reserved]

2.13 Post-Closing Requirements. If applicable and entered into by Borrower in favor of Lender, Borrower shall complete, deliver and satisfy each item set forth in that certain Post-Closing Obligations Letter Agreement dated on or about even date herewith by Borrower in favor of Lender ("**Post-Close Agreement**"), as and when required by the Post-Close Agreement.

ARTICLE 3- ENTITY COVENANTS

3.1 Single Purpose Entity/Separateness.

3.1.1 Borrower has not and will not:

3.1.1.1 engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

3.1.1.2 acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

3.1.1.3 merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

3.1.1.4 fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender's prior written consent);

3.1.1.5 own any subsidiary, or make any investment in, any Person;

3.1.1.6 commingle its funds or assets with the funds or assets of any other Person;

3.1.1.7 incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than 60 days past the date incurred and paid on or prior to such date, and/or (C) equipment leases incurred in the ordinary course of business on commercially reasonable terms; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time 2% of the Loan Amount. No Indebtedness other than the Debt may be secured by the Property;

3.1.1.8 fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including any Affiliates);

3.1.1.9 enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with unaffiliated third parties;

3.1.1.10 maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

3.1.1.11 assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

3.1.1.12 make any loans or advances to any Person;

3.1.1.13 fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so);

3.1.1.14 fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

3.1.1.15 fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so);

3.1.1.16 without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower;

3.1.1.17 fail to allocate shared expenses (including shared office space) or fail to use separate stationery, invoices and checks;

3.1.1.18 fail to pay its own liabilities (including salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so);

3.1.1.19 acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable; or

3.1.1.20 identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; [or]

3.2 Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower's (a) name, (b) identity (including its trade name or names), (c) Borrower's Principal Place of Business or, (d) if not an individual, Borrower's corporate, partnership or other structure, without notifying Lender of such change in writing at least 30 days prior to the effective date of such change and, in the case of a change in Borrower's structure, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.

3.3 Independent Director/Manager. [Reserved]

ARTICLE 4- NO SALE OR ENCUMBRANCE

4.1 No Sale/Encumbrance. It shall be an Event of Default if, without the prior written consent of Lender, (a) a Sale or Pledge of the Property, any part thereof or any legal or beneficial interest therein occurs, (b) a Sale or Pledge of an interest in any Restricted Party occurs and/or (c) the cash flow from the Property or any portion thereof, is sold, assigned, transferred, hypothecated, pledged or otherwise encumbered or disposed (each of the foregoing, collectively, a "**Prohibited Transfer**"), other than (i) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 9.11, (ii) Permitted Encumbrances and (iii) as permitted pursuant to the express terms of this Article 4.

4.2 Permitted Equity Transfers. The Organizational Chart is true and correct as of the date hereof. Notwithstanding the restrictions contained in this Article 4, the following equity transfers shall be permitted without Lender's consent: (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party which, in the aggregate over the term of the Loan do not exceed forty-nine percent (49%) of the total direct or beneficial interests in Borrower or (c) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions of clauses (a), (b) and (c) above shall not be deemed to waive, qualify or otherwise limit Borrower's obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a) and/or (b) above, (A) Lender shall receive not less than 30 days prior written notice of such transfers (except that, with respect to a transfer of equity interests that does not require the delivery of Satisfactory Search Results, the Borrower may provide such notice on or promptly following the date of transfer); (B) no such transfers shall result in a change in Control of Borrower, Sponsor, Guarantor or Affiliated Manager; (C) after giving effect to such transfers, Sponsor shall (I) own at least a direct or indirect equity ownership interest in Borrower equal to the Sponsor Ownership Minimum Percentage; (II) Control Borrower and (III) control the day-to-day operation of the Property (through the right to direct the Property Manager or otherwise); (D) after giving effect to such transfers, the Property shall continue to be managed by Property Manager or a replacement Property Manager approved in accordance with the applicable terms and conditions hereof; (E) in the case of the transfer of any direct equity ownership interests in Borrower, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 3 hereof; (F) in the case of any such transfer resulting in an equity owner owning more than 20% direct or indirect equity ownership interests (I) directly in Borrower or (II) in any Restricted Party whose sole asset is a direct or indirect equity ownership interest in Borrower, and which equity owner did not own more than 20% direct or indirect

equity ownership interests immediately prior to such transfer, such transfers shall be conditioned upon delivery to Lender of the Satisfactory Search Results; and (G) after giving effect to such transfers, the Guarantor Control Condition shall continue to be satisfied; and (H) such transfers shall be permitted pursuant to the terms of the Property Documents. Upon request from Lender, Borrower shall promptly provide Lender (y) a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 4.2 and (z) copies of any trust documents, organizational documents, resolutions, good standing certificates or similar entity formation documents reasonably requested by Lender.

ARTICLE 5- INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

5.1 Insurance.

5.1.1 Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:

5.1.1.1 insurance insuring against all hazards, which insurance shall include coverage against loss by fire and all other perils insured by the "special causes of loss" or the "all risk" coverage form (including fire, lightning, windstorm (including named storm), hail, terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the "**Full Replacement Cost**," which for purposes of this Agreement means actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with no deduction for depreciation; (B) in an amount sufficient so that no co-insurance penalties shall apply; (C) providing for no deductible in excess of $25,000 (except for deductibles for windstorm and earthquake coverage, which deductibles may be up to five percent (5%) of the total insurable value of the Property); (D) at all times insuring against at least those hazards that are commonly insured against under a "special causes of loss" form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if, at any time during the Loan, any of the Improvements at the Property constitute legal non-conforming structures, providing Law & Ordinance coverage including Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any 12 calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

5.1.1.2 commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including "Dram Shop" or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the Property, such insurance (A) to be on the so-called "occurrence" form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000 and providing for no deductible in excess of $25,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in this Agreement to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;

5.1.1.3 loss of rents and business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in this Section 5.1; (C) in an amount equal to 100% of the projected gross income from the Property, less non-continuing expenses, for a 12 month period; the amount of such business interruption and loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender's determination of the projected gross income from the Property, less non-continuing expenses, for a 12 month period; (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (E) providing for no deductible in excess of an amount equal to two weeks of Gross Income.

5.1.1.4 at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the existing property and liability coverage forms do not otherwise apply, maintain builder's risk and construction liability insurance, in a form and amounts acceptable to Lender;

5.1.1.5 maintain flood hazard insurance (if any of the Improvements are located in an area identified by the Federal Emergency Management Agency (or any successor) as an area having special flood hazards) in an amount equal to the maximum limit of coverage available for the Property under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law plus such additional amounts or other related and/or excess coverage as Lender shall require, in each case, and with deductibles acceptable to Lender;

5.1.1.6 if applicable or required by Lender, comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender;

5.1.1.7 if applicable or required by Lender, earthquake, sinkhole and mine subsidence insurance, if required, in amounts equal to one times the probable maximum loss (PML) or scenario expected loss (SEL) of the Property plus the loss of rents and/or business interruption required above as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 5.1.1.1, except that the deductible for such coverage may be no greater than 5% of the total insurable value of the Property;;

5.1.1.8 if applicable or required by Lender, workers' compensation, subject to the statutory limits of the state in which the Property is located, and employer's liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate (if applicable);

5.1.1.9 if applicable or required by Lender, Professional Liability Insurance, also known as, Errors and Omissions Insurance in an amount as shall be reasonably required by Lender;

5.1.1.10 if applicable or required by Lender, Environmental insurance in an amount and on terms as reasonably required by Lender; and

5.1.1.11 such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

5.1.2 All insurance provided for in Section shall be obtained under valid and enforceable policies (the "**Policies**" or in the singular, the "**Policy**"), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Lender. The insurance companies must have (i) a general policy rating of A- or better and a financial class of VIII or better by A.M. Best Company, Inc., (ii) or a financial strength rating of "A3" or better by Moody's or (iii) a financial strength rating of "A-" or better by S&P (each such insurer shall be referred to below as a "**Qualified Insurer**"). Prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to this Section 5.1, Borrower shall deliver complete copies of the Policies marked "premium paid" or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the "**Insurance Premiums**"), provided, however, that in the case of renewal Policies, Borrower may furnish Lender with binders, Acord Form 28 and Acord Form 25 Certificates therefor to be followed by the original Policies when issued.

5.1.3 Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender, Lender's interest is included therein as provided in this Agreement, such Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with this Article herein or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in this Section.

5.1.4 All Policies of insurance provided for or contemplated by this Agreement shall name Borrower as the insured and, in the case of liability Policies, shall name Lender as an additional insured, as their respective interests may appear, and, in the case of property damage Policies (including terrorism, rent loss, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause and Lender's Loss Payable endorsement (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender.

5.1.5 All Policies of insurance provided for in this Agreement shall:

5.1.5.1 with respect to the property damage policies, contain clauses or endorsements to the effect that (1) the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, additional insured and/or loss payee, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof; (2) the policies shall not be cancelled without at least 30 days' written notice to Lender, except 10 days' notice for non-payment of premium and (3) the issuer(s) of the policies shall give written notice to Lender if the issuers elect not to renew the policies prior to its expiration. Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums;

5.1.5.2 if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that (i) the Policy shall not be cancelled without at least 30 days' written notice (via certified mail, postage prepaid, return receipt requested) to Lender and any other party named therein as an insured and (ii) the issuer(s) of the Policy shall give written notice to Lender (via certified mail, postage prepaid, return receipt requested) if the issuers of such Policy elect not to renew 30 days prior to its expiration. If

the issuers cannot or will not provide notice, Borrower shall be obligated to provide such notice. Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums;

5.1.5.3 not contain any clause or provisions that would make Lender liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary; and

5.1.5.4 not exclude coverage for acts of terror or similar acts of sabotage.

5.1.6 Prior to the expiration date of any Policies, Borrower shall furnish to Lender evidence of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance. Borrower shall promptly forward to Lender a copy of each written notice received by any Borrower Party of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

5.1.7 If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

5.1.8 In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

5.1.9 Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys' fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or insurance proceeds.

5.1.10 Borrower acknowledges that Lender's insurance requirements may change from time to time. All insurance policies and renewals of insurance policies required by this Agreement shall be (i) in the form and with the terms required by this Article herein, (ii) in such amounts, with such maximum deductibles and for such periods required by this Article herein.

5.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a "**Casualty**"), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property. Borrower shall pay all costs of Restoration. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

5.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property. Borrower shall pay all costs of Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

ARTICLE 6- RESERVE FUNDS

6.1 Immediate Repairs. [Reserved]

6.2 Improvements Reserve Funds. [Reserved]

6.3 Leasing Reserve Funds. [Reserved]

6.4 Excess Cash Flow Funds. [Reserved].

6.5 Tax and Insurance Funds. [Reserved]

6.6 Debt Service Reserve. [Reserved]

6.7 Contingency Reserve.

6.8 Other Reserve Funds. [Reserved]

6.9 Reserve Accounts Generally. [Reserved]

ARTICLE 7– CASH MANAGEMENT

7.1 Establishment of Certain Accounts.

7.1.1 Borrower shall, upon the first occurrence of a Trigger Event, promptly execute the Restricted Account Agreement establish an Eligible Account (together with any replacement account consented to by Lender in its sole discretion, the "**Restricted Account**") with Restricted Account Bank pursuant to the Restricted Account Agreement for the sole and exclusive benefit of Lender. During any period that a Trigger Period does not exist, funds on deposit in the Restricted Account shall be transferred at the direction of the Borrower pursuant to the terms of the Restricted Account Agreement. During the continuance of a Trigger Period all funds on deposit in the Restricted Account shall be transferred on each Business Day, or such other period set forth in the Restricted Account Agreement or directed by Lender, to the Cash Management Account or such other account designated by Lender in its sole discretion, and Lender shall have the right to provide a corresponding notice of such required transfers to Restricted Account Bank.

7.1.2 Upon the first occurrence of a Trigger Event, Lender, on Borrower's behalf, shall establish an Eligible Account with Restricted Account Bank or at such other location determined by Lender in its discretion (the "**Cash Management Account**"), for the sole and exclusive benefit of Lender. Lender may establish additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

7.1.3 Borrower shall cooperate with Lender in establishing all of the foregoing accounts and shall reimburse Lender for any expenses incurred in connection therewith (including reasonable attorneys' fees and disbursements).

7.2 Deposits into the Restricted Account; Maintenance of Restricted Account.

7.2.1 Upon the first occurrence of a Trigger Event, (i) Borrower shall, or shall cause Property Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Property Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Property Manager to immediately deposit (A) all revenue derived from the Property collected by Property Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Property Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) if required by Lender or upon request by Lender at any time, Borrower shall (A) send a notice, substantially in the form of <u>Exhibit A</u> attached hereto, to all Tenants occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account (such notice, the "**Tenant Direction Notice**"), (B) simultaneously with the execution of any new Lease entered into on or after the first occurrence of a Trigger Period, Borrower shall furnish each Tenant under each such Lease a Tenant Direction Notice, and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 7.2 without Lender's prior written consent.

7.2.2 The Restricted Account and the Cash Management Account (collectively, the "**CM Accounts**") shall be under the sole dominion and control of Lender subject to the terms hereof and of the Restricted Account Agreement and the payment waterfall set forth in <u>Section 7.3</u> hereof (collectively, the "**CM Agreements**"). The CM Accounts shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Borrower hereby grants to Lender a first priority security interest in the CM Accounts and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the CM Accounts. Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender's security interest in the CM Accounts and all deposits at any time contained therein and the proceeds thereof. All costs and expenses for establishing and maintaining the CM Accounts (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the CM Accounts shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the CM Agreements. Borrower shall not alter or modify either the CM Accounts or the CM Agreements, in each case without the prior written consent of Lender. The CM Agreements shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the CM Accounts (including a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the CM Accounts to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender's rights and/or interests with respect to the CM Accounts.

Lender shall provide Borrower with prompt written notice of any such renaming of the CM Accounts. Borrower shall not further pledge, assign or grant any security interest in the CM Accounts or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The CM Accounts (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Restricted Account Bank. Upon (A) Restricted Account Bank ceasing to be an Eligible Institution, (B) the CM Accounts ceasing to be an Eligible Account, (C) any resignation by Restricted Account Bank or termination of the CM Agreements by Restricted Account Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender's request, (1) terminate the existing CM Agreements, (2) appoint a new Restricted Account Bank (which such Restricted Account Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Restricted Account Bank to open new CM Accounts (which such account shall be an Eligible Account) and enter into new CM Agreements with Lender on substantially the same terms and conditions as the previous CM Agreements and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new CM Agreements and CM Accounts. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 7.2 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

7.3 Disbursements from the Cash Management Account. On each Monthly Payment Date during a Trigger Period, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority, or such other order as determined by Lender in its discretion:

7.3.1 First, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date shall be disbursed to Lender;

7.3.2 Second, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be disbursed to Lender;

7.3.3 Third, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents shall be disbursed to Lender;

7.3.4 Fourth, funds sufficient to pay operating expenses for the Property approved by Lender in its sole discretion shall be disbursed to discharge such expenses;

7.3.5 Fifth, funds sufficient to pay any other property operations expenses, including reserves to pay taxes or insurance, in Lender's discretion; and

7.3.6 Sixth, all amounts remaining in the Cash Management Account after payment of the preceding items above ("**Excess Cash Flow**") shall (i) to the extent that a Trigger Period has occurred and is continuing, be held by Lender and (ii) to the extent that no Trigger Period exists, be disbursed to Borrower.

7.4 Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower's obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Reserve Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Reserve Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 8 - EVENTS OF DEFAULT; REMEDIES

8.1 Event of Default. The occurrence of any one or more of the following events shall constitute an "**Event of Default**":

8.1.1 if (i) any monthly Debt Service payment is not paid within 10 days of when due or the payment due on the Maturity Date is not paid when due, (ii) any deposit to any of the Reserve Accounts required hereunder or under the other Loan Documents is not paid within 10 days of when due or (iii) any other portion of the Debt is not paid within 10 days of when due;

8.1.2 if any of the Taxes or Other Charges are not paid when due;

8.1.3 if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 5.1 hereof;

8.1.4 if any of the representations or covenants contained in Article 3, Article 4, Section 9.9 or Section 11.23 hereof are breached or violated;

8.1.5 if any representation or warranty made herein or any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material respect when made;

8.1.6 if (i) Borrower, any Affiliated Manager, Sponsor or Guarantor commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any Affiliated Manager, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there is commenced against Borrower or any managing member or general partner of Borrower, any Affiliated Manager, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there is commenced against Borrower, any Affiliated Manager, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) Borrower, any Affiliated Manager, Sponsor or Guarantor take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, any Affiliated Manager, Sponsor or Guarantor are generally not paying, or are unable to, or admit in writing its inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

8.1.7 if Borrower, any Sponsor or Guarantor or any of their Affiliates shall be in default under any other loan made by Lender or any of its Affiliates;

8.1.8 if the Property becomes subject to any mechanic's, materialman's or other Lien or assessment including but not limited to any lien, charge or assessment in any way related to a PACE Transaction (other than a Lien for any Taxes not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise)) for a period of 30 days;

8.1.9 if any federal tax Lien is filed against Borrower, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within 30 days after same is filed;

8.1.10 if any default occurs under any other Loan Document and such default continues beyond any applicable cure periods contained in such Loan Documents, if any;

8.1.11 if Borrower defaults under any Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if any Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect;

8.1.12 if Borrower fails to appoint a replacement Property Manager upon the request of Lender and/or fails to comply with any limitations on instructing the Property Manager, each as required by and in accordance with, as applicable, the terms and provisions of the Loan Documents;

8.1.13 if (A) Borrower fails (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender's prior written consent or if Borrower consents to a transfer of any party's interest thereunder without Lender's prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs; or

8.1.14 if Borrower fails to (A) cooperate with Lender in establishing any of the accounts referenced in Section 7.1 hereof, (B) comply with any Cash Management Provisions upon a Trigger Event or (C) reimburse Lender for any expenses incurred in connection therewith;

8.1.15 With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections 8.1.1 through 8.1.14] above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within 10 days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for 30 days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such 30 day period and Borrower shall have commenced to cure the same within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of 60 days.

8.2 Remedies.

8.2.1 Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 8.1.6 above with respect to Borrower) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to

this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement and the other Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity. Upon any Event of Default described in Section 8.1.6 above with respect to Borrower, the Debt and all other obligations of Borrower under this Agreement and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the other Loan Documents to the contrary notwithstanding.

8.2.2 Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.2.3 Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

8.2.4 Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the "**Severed Loan Documents**") in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three days after notice has been given to Borrower by Lender of Lender's intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

8.2.5 Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.6 Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys' fees), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the Liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 9 – BORROWER COVENANTS

Borrower makes the following covenants to Lender, as of the date hereof and at all times throughout the term of the Loan:

9.1 Existence. Borrower shall continuously maintain (a) its existence, (b) its rights to do business in the State and (c) its franchises and trade names, if any.

9.2 Legal Requirements.

9.2.1 Borrower shall comply and shall cause the Property to comply with all Legal Requirements affecting the Property or the use thereof (which shall (i) include Environmental Laws and (ii) require Borrower to keep all Permits in full force and effect).

9.2.2 Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

9.2.3 After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

9.3 Maintenance and Use of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 9.17 hereof. Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 11.11 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate the Property for the same uses as the Property is currently operated and Borrower shall not, without the prior written consent of Lender, (i) change the Use of Property, (ii) change the name or branding of the Property or (iii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

9.4 Waste. Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower shall not permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

9.5 Taxes and Other Charges.

9.5.1 Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower's obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.5 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.5 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

9.5.2 After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi)

Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, as determined by Lender in its discretion. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

9.6 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

9.7 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

9.8 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower's, Sponsor's and/or Guarantor's condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

9.9 Reporting and Notice Requirements.

9.9.1 Borrower shall, within 10 days of request, furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Notwithstanding the foregoing, such requested information may include, but shall not be limited to, rent rolls, financial statements, or tax returns. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

9.9.2 Borrower shall keep adequate books and records of account and (ii) all financial statements, reports and other information to be delivered to Lender pursuant to Section 9.9 shall: (A) be complete and correct and free of any misrepresentation or omission of a material fact; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; and (D) be prepared (1) in the form required by Lender and certified by an officer of Borrower, (2) in hardcopy and/or electronic formats and (3) in accordance with the Approved Accounting Method. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender.

9.9.3 The Lender may, from time to time, no more than one (1) time each calendar year (with respect to each individual item) obtain at the Borrower's expense (a) an appraisal of Property by an appraiser acceptable to the Lender in its sole discretion and/or (b) any other new and/or updated third party reports relating to the Borrower or Property Lender orders in its discretion.

9.10 Estoppel Certificates; SNDAs.

9.10.1 Within 10 days of request by Lender, Borrower shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the rate of interest of the Loan, (iv) the terms of payment and maturity date of the Loan, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

9.10.2 Borrower shall use its best efforts to deliver to Lender, promptly upon request and in a form and substance reasonably acceptable to Lender, (a) duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease and (b) duly executed subordination, non-disturbance and attornment agreement from any Tenant which possesses any sort of right or option with respect to the property, including but not limited to a right of first refusal, right of first offer or any similar right.

9.10.3 Borrower shall deliver to Lender, within 20 days of request, estoppel certificates from each party under any Property Document and/or from any association or declaration to which the Property is subject in form and substance reasonably acceptable to confirming that such Property Document, declaration or association agreement is in full force and effect, is unmodified, that no notice of termination thereon has been

served on Borrower, stating whether or not there are any defaults thereunder and specifying the nature of such defaults, if any, stating no past due amounts are unpaid thereunder, and setting forth any other matters reasonably requested by Lender.

9.11 Leases and Rents.

9.11.1 Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Lease.

9.11.2 Without limitation of Section 9.10.1 above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); and (iv) shall not execute any assignment of lessor's interest in the Leases or the Rents (except as contemplated by the Loan Documents).

9.11.3 Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of a Tenant "going dark" under such Tenant's Lease within five (5) Business Days after such Tenant "goes dark" and Borrower's failure to provide such notice shall constitute an Event of Default.

9.11.4 Borrower shall notify Lender in writing, within two Business Days following receipt thereof, of Borrower's receipt of any Lease Termination Payments, and Borrower further covenants and agrees that Borrower shall deposit any such Lease Termination Payments or payment in Leasing Reserve Account and that any use of such Lease Termination Payments shall be subject in all respects to Lender's prior written consent in accordance with the provisions of Section 6.3.

9.12 Management.

9.12.1 Borrower shall not, without prior written consent of Lender, change the Property Manager.

9.12.2 During any period in which Borrower or an Affiliate of Borrower manages the Property, (a) Borrower will not engage or pay Borrower any other Person (whether an Affiliate of Borrower or otherwise) a fee or other compensation for managing the Property and (b) Lender, in its discretion, may immediately require Borrower to cease self-management and engage a replacement third-party Property Manager acceptable to Lender.

9.12.3 At all times:

9.12.3.1 Borrower will maintain a written Management Agreement with the Property Manager, and that agreement will be terminable by Borrower with no more than 30 days' notice to the Property Manager. Borrower's right to terminate the Management Agreement will not require Borrower to show cause for the termination or pay the Property Manager a penalty or fee and Property Manager shall execute an Assignment of Management Agreement in the form required by Lender.

9.12.3.2 Borrower shall not, without the prior written consent of Lender (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Property Manager or any other Person, (iii) consent to the assignment by the Property Manager of its interest under the Management Agreement or (iv) waive or release any of its rights and remedies under the Management Agreement.

9.12.3.3 Borrower shall promptly (i) notify Lender of any default under any Management Agreement; (ii) deliver to Lender a copy of any notice of default or other material notice received by Borrower under any Management Agreement; (iii) give notice to Lender of any notice or information that Borrower receives which indicates that Property Manager is terminating any Management Agreement or that Property Manager is otherwise discontinuing its management of the Property; and (iv) enforce the performance and observance of all of the covenants required to be performed and observed by Property Manager under any Management Agreement.

9.12.3.4 Borrower may replace Property Manager so long as (i) no Event of Default has occurred and is continuing, (ii) Lender receives at least 30 days prior written notice of the same, (iii) such replacement or assignment will not result in a Property Document Event and (iv) the applicable replacement Property Manager is a Property Manager engaged pursuant to a Management Agreement.

9.12.4 Property Manager, together with any other party, shall not be paid a manager fee, management fee, an asset management fee or any similar fees which exceeds, in the aggregate, the Maximum Management Fee.

9.12.5 If at any time, Lender determines that the Property is not being managed in accordance with generally accepted management practices for properties similar to the Property, then Lender may require that Borrower terminate any existing Management Agreement or cease to self-manage the Property and engage a Property Manager satisfactory to Lender.

9.13 Payment for Labor and Materials.

9.13.1 Subject to Section 9.13.2 below, Borrower shall promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a "**Work Charge**") and never permit to exist in respect of the Property or any part thereof any Lien or security interest, except for the Permitted Encumbrances.

9.13.2 After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge or bond around any such Work Charge to the extent allowed by law and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) unless bonded in accordance with applicable law, Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender (which security shall be not less than 150% of the amount claimed), to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

9.14 Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

9.15 ERISA

9.15.1 Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

9.15.2 Borrower shall deliver to Lender such certifications or other evidence from time to time, as requested by Lender in its commercially reasonable discretion, that (i) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

9.15.2.1 Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

9.15.2.2 Less than 25% of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R § 2510.3 101(f)(2); or

9.15.2.3 Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R § 2510.3 101l or l or an investment company registered under The Investment Company Act of 1940, as amended.

9.15.3 Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower's "controlled group of corporations" to maintain, sponsor, contribute to or become obligated to contribute to a "single employer plan" or a "multiemployer plan". The terms in quotes above are defined in Section 4001 of ERISA.

9.16 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

9.17 Alterations. Notwithstanding anything contained herein (including Article 6 hereof) to the contrary, Lender's prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, which approval may be granted or withheld in Lender's sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower's obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security acceptable to Lender or (iv) a completion bond acceptable to Lender. Such security shall be in an amount equal to

the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

9.18 Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, (A) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same, (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

9.19 Security Deposits.

9.19.1 Borrower shall hold all security deposits under all Leases in accordance with Legal Requirements.

9.19.2 At Lender's request, Borrower shall provide to Lender a summary and accounting of the security deposits for the Property, including any security deposit activity since the prior statement and the location of such deposits.

9.20 City Code Violations.

9.20.1 The Borrower shall use its best efforts (until such time as each is complete in a form and substance reasonably acceptable to Lender) to (i) cause the City Code Violations to each be repaired, resolved and remediated and (ii) cause a dismissal of the City Code Case (collectively, the "**City Code Conditions**").

9.20.2 The Lender agrees to pay Borrower (from its own funds and not as a disbursement of the Loan) for costs to satisfy the City Code Conditions an amount equal to $91,000 upon the earlier of (i) the date all City Code Conditions have been satisfied (and if required by Lender, inspected by Lender) or (ii) the date the Debt is repaid in full.

ARTICLE 10– SECONDARY MARKET

10.1 Participation and Loan Transfer.

10.1.1 Lender has the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein) or (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein). The transaction referred to in clauses (i) and (ii) above shall hereinafter be referred to collectively as "**Secondary Market Transactions**".

10.1.2 If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions. Borrower acknowledges that such assistance may include (i) delivery of new and/or updated third party reports and/or opinions of counsel, which may be relied upon by Lender and respective counsel, agents and representatives, as to any opinion customary in Secondary Market Transactions with respect to the Property, in each case in form and substance reasonably acceptable to Lender and (ii) execution of such amendments to the Loan Documents, the Property Documents if any and Borrower's organizational documents as may be reasonably requested by Lender provided, however, that Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity or other material economic term of the Loan. Each Borrower Party shall pay its own costs and expenses incurred in connection with such assistance (including without limitation, attorneys' fees and expenses) and Lender shall pay its owns costs and expenses in connection therewith (including attorneys' fees and expenses).

10.1.3 Upon request, Borrower shall furnish to Lender from time to time such financial data and financial statements as Lender determines to be necessary, advisable or appropriate for complying with any applicable legal requirements (including those applicable to Lender or any Servicer.

10.2 Disclosure. Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in Disclosure Documents and (ii) made available to Investors, in each case, in connection with any Secondary Market Transaction. To the fullest extent permitted under applicable law, Borrower irrevocably waives all rights, if any, to prohibit such disclosure, including any right of privacy.

10.3 Servicer. At the option of Lender, the Loan may be serviced by a servicer/special servicer selected by Lender (collectively, the "**Servicer**") and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer.

ARTICLE 11– REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lender, as of the date hereof and at all times throughout the term of the Loan:

11.1 Legal Status and Authority. Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property and (d) has full power, authority and legal right to mortgage the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement and the other Loan Documents.

11.2 Validity of Documents. This Agreement and the other Loan Documents to which Borrower is a party when delivered will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

11.3 Litigation. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrower's knowledge, threatened or contemplated against Borrower, Sponsor or Guarantor or against or affecting the Property.

11.4 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower's obligations hereunder or under the Note to an obligation owed to another party.

11.5 Financial Condition.

11.5.1 Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument.

11.5.2 In the last 10 years, no (i) petition in bankruptcy has been filed by or against any Borrower Party, (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws and/or (iii) Borrower Party have ever been prosecuted, indicted, or convicted of a felony or financial crime.

11.5.3 No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property.

11.5.4 With respect to any loan or financing in which any Borrower Party or any Affiliate thereof has been directly obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety, including and to the extent applicable, the loan which is being refinanced by the Loan, none of such loans or financings has ever been (i) more than 30 days in default or (ii) transferred to special servicing.

11.6 Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

11.7 Borrower Status; ERISA.

11.7.1 Borrower's Principal Place of Business and Borrower's Federal Tax Identification Number are accurately defined and identified in the Definitions section, above. Borrower is not subject to back-up withholding taxes.

11.7.2 Borrower is not a "foreign person" within the meaning of § 1445(f)(3) of the IRS Code.

11.7.3 Borrower is not an "investment company," or a company under the Control of an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

11.7.4 Borrower is not an "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a "plan" to which Section 4975 of the IRS Code applies, and the assets of Borrower do not constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

11.7.5 Borrower is not a "governmental plan" within the meaning of Section 3(32) of ERISA, and is not subject to state statutes regulating investments or fiduciary obligations with respect to governmental plans.

11.8 Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

11.9 Status of Property.

11.9.1 To the best of Borrower's knowledge, the Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

11.9.2 To the best of Borrower's knowledge, the Property is served by all utilities required for the current or contemplated use thereof.

11.9.3 To the best of Borrower's knowledge, the Property is served by public water and sewer systems.

11.9.4 To the best of Borrower's knowledge, the Property is free from damage caused by fire or other casualty. To the best of Borrower's knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

11.9.5 All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. To the best of Borrower's knowledge, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property.

11.9.6 Except as disclosed on the Survey, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

11.9.7 Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to the Property which have not been paid for in full. There is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. There are no outstanding or disputed claims for any Work Charges and there are no outstanding Liens or security interests in connection with any Work Charges.

11.10 No Change in Facts or Circumstances; Disclosure. Accurate and Complete Documentation. All information submitted by (or on behalf of) Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, is accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

11.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower's best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.

11.12 Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

11.13 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower's knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

11.14 Use of Property. The Property is used exclusively for the Use of Property identified in the Definitions section, above.

11.15 Leases and Rent Roll. [Reserved]

11.16 Management Agreement. As of the date hereof, the Property is managed by the Initial Property Manager. Borrower represents and warrants to Lender that (a) the Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder, (b) the Management Agreement was entered into on commercially reasonable terms and (c) other than the Management Agreement, there exist no other agreements between Borrower and Property Manager currently in effect concerning Property Manager's management or operation of the Property.

11.17 Illegal Activity/Forfeiture.

11.17.1 No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity (under either state or federal law) and to the best of Borrower's knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

11.17.2 There has not been and shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower's obligations under this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

11.18 Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

11.19 Permitted Encumbrances. There are no Liens of any nature against the Property except for tax Liens not yet due and the Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement and the other Loan Documents materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower's ability to pay its obligations in a timely manner.

11.20 Third Party Representations. Each of the representations and the warranties made by Sponsor and Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

11.21 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

11.22 Investment Company Act. Borrower is not (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

11.23 Prohibited Parties Lists; AML Laws; Economic Sanctions; Patriot Act. Each Borrower Party, and to the best of Borrower's knowledge after due inquiry and investigation, their directors, officers, employees or agents and any Person that has an economic interest in any Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents (a) are not identified on the OFAC Lists, (b) has not been convicted of a violation of the AML Laws or been the subject of a final enforcement action relating to the AML Laws, (c) is not the subject of any pending proceedings for any violation of the AML Laws, (d) is in compliance with and not the subject of any Economic Sanctions Laws and (e) is in compliance with the Patriot Act and Lender's related policies and procedures.

11.24 Organizational Chart. The Organizational Chart relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

11.25 Property Document Representations. With respect to each Property Document, (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by any party thereto and, to Borrower's knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document, and (e) the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein

ARTICLE 12– INDEMNIFICATIONS

12.1 General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following occurring on or after the date hereof: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker

or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; (g) breach or default under the ERISA obligations set forth in Sections 9.15 and 11.7 of this Agreement (including legal fees and costs incurred in the investigations, defense and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender's sole discretion); (h) directly or indirectly arising out of or in any way relating to any tax on the making of the Loan and/or recording of the Loan Documents and/or (i) the holding or investing of the funds on deposit in the Reserve Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Accounts. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

12.2 Duty to Defend, Legal Fees and Other Fees and Expenses; Survival. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

ARTICLE 13– EXCULPATION

13.1 Exculpation.

13.1.1 Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the "**Exculpated Parties**"), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including indemnities set forth in Article 12 hereof and in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including Lender's right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Loan Documents; (6) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (7) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

13.1.1.1 fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;

13.1.1.2 the gross negligence or willful misconduct of any Borrower Party in connection with the Loan;

13.1.1.3 waste to the Property caused by the intentional acts or intentional omissions of any Borrower Party and/or the removal or disposal of any portion of the Property after an Event of Default;

13.1.1.4 the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property (or any portion thereof), (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents (including Lease Termination Payments), (D) any Tenant security deposits or Rents collected in advance or (E) any other monetary collateral for the Loan;

13.1.1.5 failure to pay Taxes, charges for labor or materials or other charges that can create Liens on any portion of the Property in accordance with the terms and provisions hereof;

13.1.1.6 failure to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein;

13.1.1.7 any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

13.1.1.8 any tax on the making and/or recording of Loan Documents or any transfer or similar taxes (whether due upon the making of the same or upon Lender's exercise of its remedies under the Loan Documents), but excluding any income, franchise or other similar taxes;

13.1.1.9 any violation or breach of any applicable law (including RICO) mandating the forfeiture or seizure of the Property (or any portion thereof and/or interest therein);

13.1.1.10 the failure to make any True Up Payment, to permit on-site inspections of the Property and/or to provide any of the financial reports described in Section 9.9 hereof, in each case, as and when required herein;

13.1.1.11 any violation or breach of the Property Document Provisions and/or any Property Document Event;

13.1.1.12 any indemnity obligations of Lender to Bank under the Restricted Account Agreement;

13.1.1.13 any amendment, modification, termination, cancellation, or acceptance of a surrender of, or the waiver of any of the terms or provisions of, the Patio Lease, without the prior written consent of Lender; and/or

13.1.1.14 the (A) the failure of Patio Tenant to pay rent due under the Patio Lease directly to Lender after an Event of Default and/or (ii) the failure of Patio Tenant to pay rent due under the Patio Lease if there is revenue available from operations of the business conducted on the property by Patio Tenant.

13.1.2 Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents:

13.1.2.1 Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and

13.1.2.2 the Debt shall be fully recourse to Borrower in the event that: (i) the first full monthly payment due under this Agreement on the First Payment Date is not paid when due; (ii) Borrower fails to comply with any Cash Management Provisions upon a Trigger Event or fails to appoint (or permit Lender to appoint) a replacement Property Manager upon the request of Lender or fails to comply with any limitations on instructing the Property Manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the other Loan Documents; (iii) the breach or violation of Section 3.1, Section 4.1, Section 4.2 or Article 5 hereof; hereof; (iv) Borrower shall incur any loan, secured or unsecured, absolute or contingent (including guaranteeing any obligation), other than the Loan, (v) any Borrower Party files any litigation or other legal proceeding or takes any action that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents, except for delays solely related to compulsory counterclaims or colorable defenses brought in good faith by such Borrower Party, (vi) a Bankruptcy Event occurs, (vii) a breach or violation of Section 26 of the Management Pledge Agreement or (viii) failure of the Patio Lease to be subordinate to the Lien of the Security Instrument.

ARTICLE 14– NOTICES

14.1 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (b) one Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:

6008 Holdings LLC
1719 S. Clinton, Suite 4
Chicago, IL 60616
Attention: Nick Karounos
Email: nick@npkhospitality.com

With a copy to:

Much Shelist, P.C.
191 North Wacker Drive, Suite 1800
Chicago, IL 60606
Attention: Harlan D. Kahn
Email: hkahn@muchlaw.com

If to Lender: c/o Red Oak Capital Holdings, LLC
5925 Carnegie Blvd. Suite 110
Charlotte, NC 28209
Attention: Ryan Anderson
Email: randerson@redoakcapitalholdings.com

With a copy to:

c/o Red Oak Capital Holdings, LLC
5925 Carnegie Blvd. Suite 110
Charlotte, NC 28209
Attention: Robert Kaplan
Email: rkaplan@redoakcapitalholdings.com

With a copy to: Bryan Cave Leighton Paisner, LLP
1200 Main Street, Suite 3800
Kansas City, MO 64105
Attention: Trevor A. Jenkins
Email: trevor.jenkins@bclplaw.com

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15 – FURTHER ASSURANCES

15.1 Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

15.2 Recording of Security Instrument, etc. Borrower shall cause the Security Instrument and any of the other Loan Documents creating a Lien or security interest or evidencing the Lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the Lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower shall pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do.

15.3 Further Acts, etc. Borrower shall, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements. Borrower, on demand, shall execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

15.4 Changes in Tax, Debt, Credit and Documentary Stamp Laws.

15.4.1 If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender's interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than 90 days to declare the Debt immediately due and payable.

15.4.2 Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value

of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than 90 days, to declare the Debt immediately due and payable.

15.4.3 If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16 – WAIVERS

16.1 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

16.2 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

16.3 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

16.4 Waiver of Trial by Jury. BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT. TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

16.5 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

16.6 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

16.7 Marshalling and Other Matters. Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

16.8 Waiver of Statute of Limitations. To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

16.9 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

16.10 Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

16.11 Release of Third Party Reports and Waiver of Liability. Upon Borrower request, Lender will deliver to Borrower copies of third-party reports paid for by Borrower. Borrower waives any claim or legal action against Lender for the contents of the materials delivered.

ARTICLE 17 – MISCELLANEOUS

17.1 Principles of Construction. All references to sections and schedules are to sections and schedules in this Agreement unless otherwise specified. All uses of the word "including" means "including, without limitation" unless the context shall indicate otherwise. Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

17.2 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.

17.3 Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the applicable laws of the State and applicable laws of the United States of America.

17.4 Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.6 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

17.7 Expenses. Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender, for Lender's reasonable costs and expenses (including reasonable, actual attorneys' fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement and the other Loan Documents with respect to the Property); (ii) Borrower's ongoing performance of and compliance with Borrower's respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (iii) Lender's ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (including those contained in Articles 6 and 7 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower's compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) servicing the Loan (including enforcing any obligations of or collecting any payments due from Borrower under this Agreement and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings; and (ix) the

preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower's rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated, in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) though (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, any related servicing fees, special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) permit a requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence or willful misconduct of Lender.

17.8 Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys' fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

17.9 Release. To the extent permitted by applicable law, Borrower does hereby release, remise, acquit and forever discharge Lender and Lender's employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporation, related corporate divisions and Affiliates (all of the foregoing hereinafter called the "Released Parties"), from any and all action and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or any of the other Loan Documents (all of the foregoing hereinafter called the "**Released Matters**"). Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Borrower represents and warrants to Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

17.10 Foreign Taxes.

17.10.1 All payments made by Borrower hereunder shall, be made free and clear of, and without reduction for or on account of, any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes of the United States of America imposed by the jurisdiction under the laws of which Lender is organized or any political subdivision or taxing authority thereof or therein or imposed by the jurisdiction of Lender's applicable lending office where Lender is resident or engaged in business or any political subdivision or taking authority thereof or therein (such non-excluded taxes being referred to collectively as "**Foreign Taxes**"). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence. All amounts payable under this Section shall constitute additional interest hereunder. The provisions of this Section shall survive any payment or prepayment of the Loan and any foreclosure or satisfaction of the Security Instrument. Any reference under this Section to "Lender" shall be deemed to include any participant, co-lender and any assignees.

17.10.2 If Lender is a U.S. Person (other than the lender originally named herein), Lender shall deliver to Borrower, upon request, a Form W-9 (unless it establishes to the reasonable satisfaction of Borrower that it is otherwise eligible for an exemption from backup withholding tax or other withholding tax). If Lender is not a U.S. Person, Lender shall deliver to Borrower, upon request, either (A) an applicable Form W-8BEN or W-8BEN-E establishing an exemption from U.S. federal withholding tax or (B) a Form W-8ECI. If Lender is not a U.S. Person, Lender further undertakes to deliver to Borrower additional Forms W-8, 1001, 4224 (or any successor forms) or other manner of certification, as the case may be, (x) on or before the date that any such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and (z) such extensions or renewals thereof as may reasonably be requested by Borrower, certifying that Lender is entitled to receive payments hereunder without deduction or withholding of any Foreign Taxes. However, in the event that any Change in Law has occurred prior to the date on which any delivery pursuant to the preceding sentence would otherwise be required which renders such form inapplicable, or which would prevent Lender from duly completing and delivering any such form, or if such Change in Law results in Lender being unable to deliver a Form W-9 (or other satisfactory evidence that it is not subject to U.S. federal backup withholding tax), Lender shall not be obligated to deliver such forms but shall, promptly following such Change in Law, but in any event prior to the time the next payment

hereunder is due following such Change in Law, advise Borrower in writing whether it is capable of receiving payments without any deduction or withholding of Foreign Taxes. In the event of such Change in Law, Borrower shall have the obligation to make Lender whole and to "gross-up" under Section 17.10.1 hereof, despite the failure by Lender to deliver such forms. Any reference under this Schedule to "Lender" shall be deemed to include any participant, co-lender and any assignees.

17.11 Change in Law. If any Change in Law:

17.11.1.1 shall hereafter impose, modify or hold applicable any reserve, capital adequacy, tax, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the Interest Rate hereunder;

17.11.1.2 shall hereafter have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

17.11.1.3 shall hereafter impose on Lender any other condition, and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder; then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than 30 days' notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

17.12 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

17.13 Offsets, Counterclaims and Defenses. Any assignee of Lender's interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

17.14 No Joint Venture or Partnership; No Third-Party Beneficiaries.

17.14.1 Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

17.14.2 This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

17.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement or the other Loan Documents or the financing evidenced by this Agreement or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.

17.16 Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

17.17 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall

rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender's exercise of any such rights or remedies.

17.18 Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

17.19 Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

17.20 Duplicate Originals; Counterparts; Electronic Signatures. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Delivery of an executed counterpart of a signature page to any Loan Document in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed signature page.

17.21 Brokers. Borrower shall indemnify, defend and hold Indemnified Parties harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Indemnified Parties' attorneys' fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section shall survive the expiration and termination of this Agreement and the payment of the Debt.

17.22 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender shall promptly notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

17.23 Time is of the Essence. Time is of the essence with respect to each covenant of this Agreement.

ARTICLE 18– STATE-SPECIFIC PROVISIONS

18.1 Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Section and the other terms and conditions of this Agreement, the terms and conditions of this Section shall control and be binding.

18.2 Business Loan. To the extent the provisions of the Illinois Interest Act (815 ILCS §205/4(l)) apply, the Obligations constitute business loans to a business association which come within the purview of 815 ILCS 205/4(1)(c), as well as loans secured by a mortgage on real estate which comes within the purview of 815 ILCS 205/4(1)(l).

[Signature Page Follows]

The parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

6008 HOLDINGS LLC,
an Illinois limited liability company

By: NPK Hospitality, LLC
Its: Manager

By: ______________________
Name: Nick Karounos
Title: Manager

LENDER:

RED OAK CAPITAL ORIGINATIONS, LLC
a Delaware limited liability company

By: ______________________
Name:
Title: Authorized Signatory

The parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

6008 HOLDINGS LLC,
an Illinois limited liability company

By: NPK Hospitality, LLC
Its: Manager

By:______________________
Name: Nick Karounos
Title: Manager

LENDER:

RED OAK CAPITAL ORIGINATIONS, LLC
a Delaware limited liability company

By: Paul Cleary
Name: Paul Cleary
Title: Authorized Signatory

SCHEDULE I - RESERVES SCHEDULE

I. General Reserves

"Improvements Reserve Initial Deposit"	Not required at closing
"Improvements Reserve Monthly Deposit"	Not required at closing
"Leasing Reserve Initial Deposit"	Not required at closing
"Leasing Reserve Monthly Deposit"	Not required at closing
"Debt Service Reserve Initial Deposit"	Not required at closing
"Debt Service Reserve Minimum"	Not required at closing
"Contingency Reserve Initial Deposit"	Not required at closing

II. Initial Tax and Insurance Deposits:

"Tax Reserve Initial Deposit"	Not required at closing
"Tax Reserve Monthly Deposit"	Not required at closing
"Insurance Reserve Initial Deposit"	Not required at closing
"Insurance Reserve Monthly Deposit"	Not required at closing

SCHEDULE II – IMMEDIATE REPAIRS

[Reserved]

SCHEDULE III - ORGANIZATIONAL CHART

(Attached)



Patio Theater Building
Organization Chart
Nick Karounos
Christopher Bauman
80.5%
Interest
19.5%
Interest
6008 Holdings LLC
(Property Owner)
NPK Hospitality, LLC
Manager
Patio Theater Building
6000-6012 W. Irving Park Road,
Chicago, IL

EXHIBIT A

Form of Notice Letter - Tenants

__________, 20[__]

[TENANT]

Re: [Describe Lease] (the "Lease")

To Whom it May Concern:

A new cash management system has been adopted in connection with our loan from [________________], its successors and/or assigns ("**Lender**"). Consequently, from and after the date of this letter, all payments due under the Lease should be delivered as follows:

(i) If by check, money order, or its equivalent, please mail such items to:

[INSERT RESTRICTED ACCT. INFO]

____

____

____

Attention: ______________________________

Facsimile No.: ______________________________

(ii) If by wire transfer to:

[INSERT RESTRICTED ACCT. INFO]

Payee: ______________________________

ABA Routing #: ______________________________

For Account: ______________________________

Account #: ______________________________

Bank Contact: ______________________________

This payment direction may not be rescinded or altered, except by a written direction signed by the Lender or its agent.

We appreciate your cooperation.

Very truly yours,

[BORROWER]]